Mylan Reports Third Quarter 2013 Adjusted Diluted EPS of $0.82

2013 Adjusted Diluted EPS Guidance Range Narrowed to $2.80 - $2.90

Reiterates 2014 Targets of 12% Growth in Revenues and 19% Growth in Adjusted Diluted EPS

Board of Directors Authorizes Share Repurchase of Up to $500 Million

Expects to Close Agila Transaction in the Fourth Quarter of 2013

PITTSBURGH - Oct. 31, 2013-Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and nine months ended September 30, 2013.
Financial Highlights

•	Adjusted diluted EPS of $0.82 for the three months ended September 30, 2013 compared to $0.83 for the same prior year period, a decrease of 1%

•
Total revenues of $1.77 billion for the three months ended September 30, 2013 compared to $1.80 billion for the same prior year period, a decrease of 2%. Excluding the negative effects of currency translation, total revenues were essentially unchanged

•	On a GAAP basis, diluted EPS of $0.40 for the three months ended September 30, 2013 compared to $0.51 for the same prior year period, a decrease of 22%

•	Adjusted diluted EPS of $2.11 for the nine months ended September 30, 2013 compared to $1.94 for the same prior year period, an increase of 9%

•	Total revenues of $5.10 billion for the nine months ended September 30, 2013 compared to $5.07 billion for the same prior year period, an increase of 1%, or 2% on a constant currency basis

•	On a GAAP basis, diluted EPS of $1.13 for the nine months ended September 30, 2013 compared to $1.13 for the same prior year period

•
Adjusted operating cash flow of $727 million for the nine months ended September 30, 2013. On a GAAP basis, cash flow from operating activities of $689 million for the nine months ended September 30, 2013

Mylan CEO Heather Bresch commented: “Mylan’s third quarter performance continued to demonstrate the momentum and stability of our core business and our ability to leverage the strength and diversity of our global platform. Coming off an exceptional year in 2012 for both Mylan and our industry, we delivered double-digit constant currency growth in our Asia Pacific and Specialty businesses, and saw continued strength in Europe. In fact, our performance across our platform was a bit stronger than anticipated, with adjusted diluted EPS of $0.82 for the quarter coming in above the upper end of our guidance range. We achieved this solid top- and bottom-line performance despite significantly lower new-product revenues compared to the same period in 2012, particularly in North America, and delays in regulatory approvals from the U.S. Food and Drug Administration. We look forward to a strong finish to 2013 and to completing our pending acquisition of Agila in the current quarter.
“We are even more confident today in delivering the 2014 financial targets of 12% growth in our top-line and 19% growth in our bottom-line we outlined at our Investor Day. This is in light of the fact that we have risk-adjusted for the launch of generic Lidoderm® in the first quarter of 2014, the near-term actions that need to be taken with Agila and the exciting opportunity to launch our AB-rated Copaxone® at market formation.”
John Sheehan, Mylan's CFO, added: “We continue to anticipate strong performance across our global platform for the remainder of the year and are narrowing our 2013 adjusted diluted EPS guidance range to $2.80 - 2.90, which fully incorporates anticipated share dilution as well as financing costs from the Agila acquisition, which together amount to approximately $0.04 per share. This range also excludes any positive contribution from a possible generic Lidoderm® launch in 2013. Importantly, through the nine months of 2013 our adjusted operating cash flows totaled over $725 million, powered by our strong earnings and working capital management. These strong cash flows continue to enhance our financial flexibility, providing us with a number of levers to create shareholder value, including returning cash to our shareholders. To this end, we announced today that our Board of Directors has approved a share repurchase of up to $500 million of our equity.”

1500 Corporate Drive, Canonsburg, PA 15317     P: 724.514.1800     F: 724.514.1870     Mylan.com

Financial Results Summary
Three Months Ended September 30, 2013
For the three months ended September 30, 2013, Mylan reported total revenues of $1.77 billion compared to $1.80 billion in the comparable prior year period, a decrease of $34.4 million, or 1.9%. The effect of foreign currency translation had an unfavorable impact of approximately 2% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Total revenues were essentially unchanged when translating total revenues for the current quarter at prior year comparative period exchange rates. The contribution from new product launches in the current period of approximately $108 million was not as significant as the contribution in the comparable prior year period of approximately $299 million, a decline of approximately 65%. The North American generics business accounted for the majority of the decline in new product revenues. Offsetting this decline in new product revenues, was revenue growth in the Generics segment outside of North America and double digit growth in the Specialty segment.

A tabular summary of Mylan's revenues for the three and nine months ended September 30, 2013 and 2012 is included at the end of this release. Also included at the end of this release are the reconciliations of adjusted financial results to the most closely applicable GAAP financial result.

Third party net revenues from Mylan's Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Australia, India, Japan and New Zealand (collectively, Asia Pacific) were $1.40 billion in the quarter ended September 30, 2013, compared to $1.49 billion in the comparable prior year period, representing a decrease of $89.2 million. Excluding the unfavorable effect of foreign currency translation, Generics third party net revenues would have decreased 3% versus the comparable prior year period.

Third party net revenues from North America were $706.5 million for the current quarter, compared to $823.2 million for the comparable prior year period, representing a decrease of $116.7 million, or 14.2%. The decrease was the result of the revenues generated from significant new product launches during 2012, including the launches of Valsartan and Hydrochlorothiazide Tablets, USP, Pioglitazone and Escitalopram. Revenues from new product launches in the current quarter totaled $81 million versus $258 million in the comparable prior year period, a decline of almost 70%. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $361.7 million for the current quarter, compared to $325.6 million for the comparable prior year period, representing an increase of $36.1 million, or 11.1%. Foreign currency translation had a favorable impact on sales for the current quarter, as translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in an increase in third party net revenues of approximately $21 million, or 6%. This increase was principally the result of a double-digit increase in revenues in Italy as a result of favorable volume combined with new product introductions in France. Partially offsetting these increases was unfavorable pricing in a number of European markets in which Mylan operates, as a result of government imposed pricing reductions and competitive market conditions.

Third party net revenues from Asia Pacific were $330.6 million for the current quarter, compared to $339.2 million for the comparable prior year period, a decrease of $8.6 million, or 2.5%. Foreign currency translation had an unfavorable impact on sales for the current quarter, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee, Australian Dollar and Japanese Yen. Excluding the effect of foreign currency translation, calculated as described above, third party net revenues would have increased by approximately $44 million, or 13%. This increase was primarily driven by higher revenues from Mylan India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, and an increase in sales of active pharmaceutical ingredients (API). In addition, local currency revenues increased in Japan due to higher volumes and new product introductions.

For the current quarter, Mylan's Specialty segment reported third party net revenues of $357.2 million, an increase of $55.4 million, or 18.4%, from the comparable prior year period of $301.8 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® Auto-Injector, sales of which increased as a result of favorable pricing and volume. The EPIPEN® Auto-Injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions. In addition, Perforomist® Inhalation Solution sales increased by double digits from the comparable prior year period as a result of favorable pricing and volume.

Gross profit for the three months ended September 30, 2013 was $808.5 million, and gross margins were 45.7%. For the three months ended September 30, 2012, gross profit was $793.1 million, and gross margins were 44.0%. Adjusted gross profit, as further defined below, for the three months ended September 30, 2013 was $903.2 million and adjusted gross margins were 51% as compared to adjusted gross profit of $940.5 million and adjusted gross margins of 52% in the comparable prior year period. Adjusted gross margins were positively impacted in the current quarter as a result of the increase in sales of the EPIPEN® Auto-Injector and higher margins on products launched in 2013, which were more than offset by the impact of unfavorable pricing on existing products in all regions within our Generics segment, including products launched in the prior year.

Earnings from operations were $339.8 million for the three months ended September 30, 2013, compared to $334.7 million for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the three months ended September 30, 2013 were $461.6 million as compared to adjusted earnings from operations of $512.6 million in the comparable prior year period. This decrease was driven by lower gross profit in the current year, as discussed above, and higher selling, general and administrative costs ("SG&A") and research and development costs ("R&D"). The increase in SG&A in the current quarter includes a fair value adjustment to increase the contingent consideration liability related to the Company's respiratory program by approximately $15 million and increased marketing costs incurred within the Specialty segment. R&D increased primarily due to expenditures related to the development of Mylan's respiratory and biologics programs. Additionally, during the current quarter, the Company recorded a $10.2 million gain, net, for litigation settlements principally related to recoveries of lost profits in patent-infringement matters totaling approximately $20 million, including recoveries related to product launches.

Interest expense for the three months ended September 30, 2013 totaled $74.0 million, compared to $76.1 million for the comparable prior year period. Adjusted interest expense, as further defined below, for the three months ended September 30, 2013 was $56.3 million as compared to adjusted interest expense of $61.0 million in the comparable prior year period. The decrease was the result of a lower effective interest rate in the current quarter due to refinancing transactions undertaken in previous periods.

Other (expense) income, net, was expense of $70.6 million in the current quarter compared to income of $6.2 million in the comparable prior year period. Other (expense) income, net for the current quarter includes charges of approximately $64 million related to the redemption of our 2017 Senior Notes including a $58.8 million redemption premium and the write-off of deferred financing fees. Also included in other (expense) income, net, are losses from equity affiliates, foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. decreased by $52.3 million, or 24.8%, to $158.9 million for the three months ended September 30, 2013 as compared to $211.3 million for the prior year comparable period. Adjusted earnings decreased $17 million, or 5.0%, to $324.3 million for the three months ended September 30, 2013 as compared to adjusted earnings of $341.3 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $401.4 million for the quarter ended September 30, 2013, and $516.9 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $534.2 million for the current three-month period and $569.9 million for the comparable prior year period.

Nine Months Ended September 30, 2013
For the nine months ended September 30, 2013, Mylan reported total revenues of $5.10 billion compared to $5.07 billion in the comparable prior year period, an increase of $27.3 million or 0.5%. The effect of foreign currency translation had an unfavorable impact of approximately 2% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating total revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth of approximately $110 million, or 2%. The contribution from new product launches in the current period of approximately $229 million was not as significant as the contribution in the comparable prior period of approximately $783 million, a decline of approximately 70%.The North American generics business accounted for the majority of the decline in new product revenues. Offsetting this decline in new product revenues, was revenue growth in the Generics segment outside of North America and double digit revenue growth in the Specialty segment.

Third party net revenues from Mylan's Generics segment were $4.26 billion in the nine months ended September 30, 2013, compared to $4.36 billion in the comparable prior year period, representing a decrease of $104.3 million, or a decrease of less than 1% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $2.16 billion for the nine months ended September 30, 2013, compared to $2.43 billion for the comparable prior year period, representing a decrease of $271.3 million, or 11.2%. The decrease in third party net revenues was due to a greater amount of revenue from new product launches in the prior year ($685 million) as compared to the current year ($170 million), which was due principally to the launch of Escitalopram, our most significant product launch in the prior year. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $1.11 billion for the nine months ended September 30, 2013, compared to $987.9 million for the comparable prior year period, representing an increase of $119.2 million, or 12.1%. Foreign currency translation had a favorable impact on sales for the nine months ended September 30, 2013, as translating current third party net revenues from EMEA at prior year comparative period exchange rates resulted in an increase in third party net revenues of approximately 10%. This increase was principally the result of a double-digit increase in revenues in France and Italy as a result of new product revenue and favorable volumes. Partially offsetting these increases was unfavorable pricing in a number of European markets in which Mylan operates as a result of government imposed pricing reductions and competitive market conditions.

Third party net revenues from Asia Pacific were $993.1 million for the nine months ended September 30, 2013, compared to $945.4 million for the comparable prior year period, an increase of $47.8 million, or 5.1%. Foreign currency translation had a negative impact on sales, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee, Australian Dollar and Japanese Yen. Excluding the effect of foreign currency translation, calculated as described above, third party net revenues would have increased by approximately $149 million, or 16%. This increase is primarily driven by higher revenues from Mylan India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, and an increase in sales of active pharmaceutical ingredients (API). In addition, local currency revenues increased in Japan due to higher volumes and new product introductions.

For the nine months ended September 30, 2013, Mylan's Specialty segment reported third party net sales of $805.7 million, an increase of $126.2 million, or 18.6%, from the comparable prior year period of $679.4 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® Auto-Injector, sales of which increased as a result of favorable pricing and volume. The EPIPEN® Auto-Injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions. In addition, Perforomist® Inhalation Solution sales increased by double digits from the comparable prior year period as a result of favorable pricing.

Gross profit for the nine months ended September 30, 2013, was $2.24 billion and gross margins were 44.0%. For the nine months ended September 30, 2012, gross profit was $2.17 billion, and gross margins were 42.7%. Adjusted gross profit, as further defined below, for the nine months ended September 30, 2013 was $2.53 billion and adjusted gross margins were 50% as compared to adjusted gross profit of $2.52 billion and adjusted gross margins of 50% in the comparable prior year period. Adjusted gross margins were positively impacted in the current year as a result of the increase in sales of the EPIPEN® Auto-Injector and margins on 2013 new products, partially offset by the impact of unfavorable pricing on existing products, in all regions within our Generics segment, including products launched in the prior year.

Earnings from operations were $862.3 million for the nine months ended September 30, 2013, compared to $846.7 million for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the nine months ended September 30, 2013 were $1.26 billion as compared to adjusted earnings from operations of $1.28 billion in the comparable prior year period. This decrease was driven by higher R&D in the current year, partially offset by lower SG&A. R&D increased primarily due to licensing payments in the current year totaling approximately $23 million and increases related to the development of the respiratory and biologics programs. Factors contributing to the decrease in SG&A include lower sales and marketing costs in Japan of approximately $25 million as compared to the prior year as a result of the collaboration with Pfizer Japan. Under the collaboration, Pfizer Japan is responsible for the commercialization of the combined generics portfolio and managing the marketing and sales effort. Offsetting these decreases in SG&A were acquisition related costs of approximately $25 million.

Interest expense for the nine months ended September 30, 2013, totaled $233.7 million, compared to $234.1 million for the comparable prior year period. Adjusted interest expense, as further defined below, for the nine months ended September 30, 2013 was $183.7 million as compared to adjusted interest expense of $182.9 million in the comparable prior year period.

Other (expense) income, net, was expense of $74.4 million in the nine months ended September 30, 2013 compared to income of $0.6 million in the comparable prior year period. Other (expense) income, net for the current year to date period includes charges of approximately $64 million related to the redemption of the 2017 Senior Notes, comprised of the redemption premium and the write-off of deferred financing fees. In addition, the Company incurred charges of approximately $8.7 million related to the Senior Credit Agreement refinancing transaction related to the write-off of deferred financing fees. Also included in other (expense) income, net, are losses from equity affiliates, foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. decreased by $35.4 million, or 7.4%, to $443.5 million for the nine months ended September 30, 2013 as compared to $478.9 million for the prior year comparable period. Adjusted earnings increased $12.0 million, or 1.5%, to $831.8 million for the nine months ended September 30, 2013 as compared to adjusted earnings of $819.8 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $1.17 billion for the nine months ended September 30, 2013 and $1.28 billion for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $1.44 billion for the nine months ended September 30, 2013 and $1.43 billion for the comparable prior year period.

Cash Flow
Adjusted cash provided by operating activities was $727 million for the nine months ended September 30, 2013, compared to $823 million for the comparable prior year period. On a GAAP basis, cash provided by operating activities was $689 million for the nine months ended September 30, 2013, compared to $658 million for the comparable prior year period. Capital expenditures were approximately $239 million in the current year as compared to approximately $160 million in the same prior year period. The increase in capital expenditures as compared to 2012 is the result of expenditures to expand our global operating platform, including capital investments in our strategic growth drivers.

On October 29, 2013, the Board of Directors of the Company approved the repurchase of up to $500 million of the Company’s common stock. This share repurchase plan will be financed with our available cash on hand, revolver borrowings or future debt issuances. The repurchase program does not obligate the Company to acquire any particular amount of common stock.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing certain non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expenses, other income and operating cash flow items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance because the Company's management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of the non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measures set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and nine months ended September 30, 2013 and 2012 (in millions, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$158.9	$0.40	$211.3	$0.51	$443.5	$1.13	$478.9	$1.13
Purchase accounting related amortization (included in cost of sales) (a)	85.1		128.7		262.7		303.0
Litigation settlements, net	(5.4)		7.9		3.3		(2.0)
Interest expense, primarily amortization of convertible debt discount	9.5		6.8		26.1		27.2
Non-cash accretion and fair value adjustments of contingent consideration liability	23.2		8.0		27.0		32.0
Clean energy investments pre-tax loss (b)	5.2		4.6		13.1		12.3
Financing related costs (included in other (expense) income, net)	63.9		—		72.6		—
Acquisition related costs (primarily included in selling, general and administrative expense)	5.3		—		29.9		—
Restructuring and other special items included in:
Cost of sales	9.6		18.7		26.8		50.8
Research and development expense	1.3		4.2		25.5		7.0
Selling, general and administrative expense	14.3		18.6		50.0		65.6
Other (expense) income, net	16.8		—		20.7		1.3
Tax effect of the above items and other income tax related items	(63.4)		(67.5)		(169.4)		(156.3)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$324.3	$0.82	$341.3	$0.83	$831.8	$2.11	$819.8	$1.94
Weighted average diluted common shares outstanding	395.5		411.6		393.9		422.8

(a)
Purchase accounting related amortization expense for the nine months ended September 30, 2013 includes $5.1 million of in-process research and development asset impairment charges. For the three and nine months ended September 30, 2012, purchase accounting related amortization expense includes $41.6 million of in-process research and development asset impairment charges.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investments in clean energy partnerships, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. Amount is included in other income (expense), net. Certain insignificant prior period amounts of other revenue, cost of sales, operating expenses and the related EBITDA and Adjusted EBITDA have been reclassified to other (expense) income, net to conform to the presentation for the current period. The reclassifications had no impact on the previously reported net earnings attributable to Mylan Inc. common shareholders.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and nine months ended September 30, 2013 and 2012 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP net earnings attributable to Mylan Inc.	$158.9	$211.3	$443.5	$478.9
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	5.8	5.5	15.2	14.1
Income taxes	35.8	52.8	108.6	132.4
Interest expense	74.0	76.1	233.7	234.1
Depreciation and amortization	126.9	171.2	373.9	417.8
EBITDA	$401.4	$516.9	$1,174.9	$1,277.3
Add adjustments:
Stock-based compensation expense	12.7	9.7	36.0	32.1
Litigation settlements, net	(5.4)	8.0	3.3	(2.1)
Restructuring & other special items	125.5	35.3	224.3	120.5
Adjusted EBITDA	$534.2	$569.9	$1,438.5	$1,427.8

Conference Call
Mylan will host a conference call and live webcast, today, October 31, 2013, at 10:00 AM ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.402.3913 or 817.382.5964 for international callers. A replay will be available two hours after the calls completion for a limited time at 800.585.8367 or 404.537.3406 for international callers with access pass code 77498768. To access a live webcast of the call please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for a limited time.

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,200 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

Forward-Looking Statements
This press release includes statements that constitute "forward-looking statements", including with regard to the Company's future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, and other expectations and targets for future periods. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and often may be identified by the use of words such as “may,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” "target" and variations of these words or comparable words. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; our expected or targeted future financial and operating performance and results; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. These forward-looking statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary note on forward-looking statements and risk factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-Q for the quarter ended September 30, 2013, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release. Long-term targets noted in this release, including, but not limited to, 2014 targets, do not reflect Company guidance.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Net revenues	$1,756,046	$1,789,836	$5,062,791	$5,040,896
Other revenues	11,380	11,950	37,826	32,360
Total revenues	1,767,426	1,801,786	5,100,617	5,073,256
Cost of sales	958,908	1,008,664	2,856,225	2,907,268
Gross profit	808,518	793,122	2,244,392	2,165,988
Operating expenses:
Research and development	113,995	108,250	351,914	283,570
Selling, general and administrative	364,868	342,232	1,031,624	1,037,802
Litigation settlements, net	(10,161)	7,950	(1,428)	(2,083)
Total operating expenses	468,702	458,432	1,382,110	1,319,289
Earnings from operations	339,816	334,690	862,282	846,699
Interest expense	73,953	76,051	233,744	234,126
Other (expense) income, net	(70,597)	6,209	(74,391)	604
Earnings before income taxes and noncontrolling interest	195,266	264,848	554,147	613,177
Income tax provision	35,843	52,762	108,564	132,449
Net earnings	159,423	212,086	445,583	480,728
Net earnings attributable to the noncontrolling interest	(515)	(829)	(2,104)	(1,842)
Net earnings attributable to Mylan Inc. common shareholders	$158,908	$211,257	$443,479	$478,886
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.42	$0.52	$1.15	$1.15
Diluted	$0.40	$0.51	$1.13	$1.13
Weighted average common shares outstanding:
Basic	382,134	406,469	385,497	418,000
Diluted	395,548	411,562	393,872	422,775

Note
Certain insignificant prior period amounts of other revenue, cost of sales and operating expenses have been reclassified to other (expense) income, net to conform to the presentation for the current period. The reclassifications had no impact on our previously reported net earnings attributable to Mylan Inc. common shareholders.

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 30, 2013	December 31, 2012
ASSETS
Assets
Current assets
Cash and cash equivalents	$364,920	$349,969
Accounts receivable, net	1,717,281	1,554,342
Inventories	1,645,806	1,525,242
Other current assets	615,160	473,164
Total current assets	4,343,167	3,902,717
Intangible assets, net	1,922,608	2,224,457
Goodwill	3,427,962	3,515,655
Other non-current assets	3,207,837	2,289,068
Total assets	$12,901,574	$11,931,897
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$2,561,423	$2,193,503
Long-term debt	5,779,438	5,337,196
Other non-current liabilities	1,328,039	1,045,370
Total liabilities	9,668,900	8,576,069
Noncontrolling interest	17,355	15,110
Mylan Inc. shareholders' equity	3,215,319	3,340,718
Total liabilities and equity	$12,901,574	$11,931,897

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		Percent Change		Percent Change
	2013	2012	2013	2012	Total	Constant Currency (1)	Total	Constant Currency (1)

Generics:
Third party net sales
North America	$706.5	$823.2	$2,157.0	$2,428.2	(14)%	(14)%	(11)%	(11)%
EMEA	361.7	325.6	1,107.0	987.9	11%	6%	12%	10%
Asia Pacific	330.6	339.2	993.1	945.4	(3)%	13%	5%	16%
Total third party net sales	1,398.8	1,488.0	4,257.1	4,361.5	(6)%	(3)%	(2)%	(1)%

Other third party revenues	5.6	7.4	18.3	27.6
Total third party revenues	1,404.4	1,495.4	4,275.4	4,389.1

Intersegment revenues	1.7	0.4	4.2	1.1
Generics total revenues	1,406.1	1,495.8	4,279.6	4,390.2

Specialty:
Third party net sales	357.2	301.8	805.7	679.4	18%	18%	19%	19%
Other third party revenues	5.8	4.5	19.5	4.7
Total third party revenues	363.0	306.3	825.2	684.1

Intersegment revenues	4.1	6.5	18.0	30.1
Specialty total revenues	367.1	312.8	843.2	714.2

Elimination of intersegment revenues	(5.8)	(6.9)	(22.2)	(31.2)
Consolidated total revenues	$1,767.4	$1,801.7	$5,100.6	$5,073.2	(2)%	—%	1%	2%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Note
Beginning with the first quarter of 2013, the Company reorganized the components of its Generics and Specialty segments as a result of a change in the way the Chief Executive Officer, who is the chief operating decision maker, evaluates the performance of operations, develops strategy and allocates capital resources. As required by the applicable accounting standards, financial statements issued subsequent to this segment reporting change are required to reflect modifications to the reportable segment information resulting from the revision, including reclassifications of all comparative segment information. Accordingly, this earnings release reflects the change in segment reporting for all periods presented. There is no change to the Company's previously reported consolidated net operating results, financial position or cash flows.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP cost of sales	$958.9	$1,008.7	$2,856.2	$2,907.3
Deduct:
Purchase accounting related amortization	(85.1)	(128.7)	(262.7)	(303.0)
Restructuring & other special items	(9.6)	(18.7)	(26.8)	(50.8)
Adjusted cost of sales	$864.2	$861.3	$2,566.7	$2,553.5

Adjusted gross profit (a)	$903.2	$940.5	$2,533.9	$2,519.8

Adjusted gross margin (a)	51%	52%	50%	50%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP total operating expenses	$468.7	$458.4	$1,382.1	$1,319.3
Deduct:
Litigation settlements, net	5.5	(8.0)	(3.3)	2.1
Acquisition related costs	(6.3)	—	(24.8)	—
Restructuring & other special items	(26.3)	(22.5)	(78.7)	(80.6)
Adjusted total operating expenses	$441.6	$427.9	$1,275.3	$1,240.8

Adjusted earnings from operations (b)	$461.6	$512.6	$1,258.6	$1,279.0

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP interest expense	$74.0	$76.1	$233.7	$234.1
Deduct:
Interest expense related to clean energy investment (c)	(1.9)	(1.0)	(6.0)	(3.9)
Non-cash accretion of contingent consideration liability	(8.2)	(8.3)	(23.9)	(24.0)
Non-cash interest, primarily amortization of convertible debt discount	(7.6)	(5.8)	(20.1)	(23.3)
Adjusted interest expense	$56.3	$61.0	$183.7	$182.9

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP other income (expense)	$(70.6)	$6.2	$(74.4)	$0.6
Add:
Clean energy investment operating results (c)	5.2	4.6	13.1	12.3
Acquisition related costs	3.4	—	5.1	—
Financing related costs	63.9	—	72.6	—
Restructuring & other special items	16.4	—	20.7	1.3
Adjusted other income (expense)	$18.3	$10.8	$37.1	$14.2

Reconciliation of cash provided by operating activities

	Nine Months Ended September 30,
	2013	2012
GAAP cash provided by operating activities	$689	$658
Add (Deduct):
(Receipt) payment of litigation settlements	(12)	100
Payment of redemption premium	59	—
Adjustments for timing of cash receipts deducted in prior periods	—	79
Acquisition related costs	11	—
Increase in deferred revenue	2	—
Income tax items	(22)	(14)
Adjusted cash provided by operating activities	$727	$823

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's investments in clean energy partnerships, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. Certain prior period insignificant amounts of other revenue, cost of sales, operating expenses and the related EBITDA and Adjusted EBITDA amounts have been reclassified to other income (expense), net, as losses from equity affiliates. The reclassifications had no impact on the previously reported net earnings and diluted EPS attributable to Mylan Inc. common shareholders or adjusted net earnings and adjusted diluted EPS attributable to Mylan Inc.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings
The reconciliation below is based in part on management's estimate of adjusted net earnings and adjusted diluted EPS for the year ending December 31, 2013. Mylan expects certain known GAAP charges for 2013, as presented in the reconciliation below. Other GAAP charges, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for GAAP and adjusted earnings per share data.

	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$630	$1.59	$655	$1.66
Purchase accounting related amortization	350		355
Financing related costs	73		73
Interest expense, primarily amortization of convertible debt discount	30		35
Non-cash accretion of contingent consideration liability	32		34
Pre-tax loss of clean energy investment	15		25
Acquisition related costs	35		45
Restructuring and other special items	145		165
Tax effect of the above items and other income tax related items	(205)		(242)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,105	$2.80	$1,145	$2.90

Weighted average diluted common shares outstanding	395		395